Exhibit 16.1

April 18, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Magnum Hunter Resources Corporation (the “Company”) (copy attached) which were filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K as part of the Company’s Form 8-K dated April 10, 2013 (the “Form 8-K”). It should be noted that as of April 10, 2013 (the date of our dismissal) we had not completed an audit of the Company’s consolidated financial statements as of any date or for any period.

With respect to the discussion under the heading “Dismissal of Previously Engaged Independent Registered Public Accounting Firm:”

1.              We agree with the statements regarding our Firm set forth in the first three sentences of the first paragraph and the entire second paragraph. However, we have no basis to comment on the statements made in the fourth sentence of the first paragraph.

2.              We do not agree with the statements concerning our Firm set forth in the first sentence of the third paragraph because the description of reportable events should also indicate that we advised the Company that information came to our attention that we concluded materially impacts the fairness or reliability of the Company’s consolidated financial statements and this issue was not resolved to our satisfaction prior to our dismissal (i.e., a reportable event pursuant to Item 304(a)(1)(v)(D)). We have no basis to comment on the second and third sentences of the third paragraph.

3.              With respect to the discussion under the sub-heading “PwC Identified Matters,” we note the following:

a.              We agree with the statement regarding our Firm in the first sentence of the lead-in paragraph. However, we have no basis to comment on the statements made in the remainder of the lead-in paragraph.

b.              We make no comment about the Company’s descriptions or assessments of the status of the various “PwC Identified Matters” or the Company’s conclusions relating thereto. We note that the “PwC Identified Matters” were not resolved to our satisfaction prior to our dismissal on April 10, 2013.

c.               The increases in our audit scope and/or the additional investigation were triggered by discrepancies noted during our audit testing or the material weaknesses in the Company’s internal control over financial reporting, among other things.

4.              With respect to the discussion under the sub-heading “Internal Controls,” we note the following:

PricewaterhouseCoopers LLP, 2001 Ross Avenue, Suite 1800, Dallas, TX 75201-2997
T: (214) 999 1400, F: (214) 754 7991, www.pwc.com/us

a.              We make no comment as to the appropriateness of the Company’s determination to aggregate the disclosed material weaknesses into five categories. Additionally, we make no comment as to whether the descriptions of the material weaknesses (including the references to the actual and potential effects) are complete and accurate.

b.              We believe the discussion of the material weaknesses relating to the “control environment” should also include a discussion of controls over the review of third parties related to key areas affecting the control environment. Additionally, we advised the Company that we believe the Company needs to evaluate the impact of “tone at the top” on the control environment.

5.              We make no comment with respect to any of the discussion under the sub-heading “The Company’s Remediation Plan.”

We make no comment with respect to the discussion under the heading “Engagement of New Independent Registered Public Accounting Firm” or with respect to any other portions of the Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP